EXHIBIT 99.1

Goldman Sachs BDC, Inc. Reports December 31, 2017 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – February 22, 2018

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the fourth quarter and year ended December 31, 2017 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Net investment income for the quarter ended December 31, 2017 was $0.47 per share, equating to an annualized net investment income yield on book value of 10.4%;

•	The Company announced a first quarter dividend of $0.45 per share payable to shareholders of record as of March 30, 2018;[1]

•	New investment commitments and fundings were $141.6 million and $126.4 million; sales and repayments totaled $42.8 million, resulting in net funded portfolio growth of $83.6 million;[2]

•	The Senior Credit Fund (“SCF”) produced a 12.0% return on investment to the Company over the course of 2017; this investment represents the Company’s largest investment at 7.3% of total investments at fair value;[2,3]

•	The Company exercised its right under the revolving credit facility’s accordion feature and increased the size to $620.0 million on a committed basis; Subsequent to quarter-end, the Company upsized its revolving credit facility to $695.0 million and extended the maturity date to February 2023;

•	Investments on non-accrual represented 0.0% and 0.1% of the total investments at fair value and amortized cost, respectively;[2] and

•	Subsequent to quarter-end, the Company’s Board of Directors approved the renewal of the Company’s stock repurchase plan that authorizes the Company to repurchase up to $25.0 million of its common stock if the market price for the common stock is below the Company’s most recently announced net asset value per share, subject to certain regulatory and other limitations. Once the Company enters into the agreement, the Company expects that the stock repurchase plan will be in effect through March 18, 2019, subject to certain conditions and applicable law.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of December 31, 2017	As of September 30, 2017
Investment portfolio, at fair value[2]	$1,258.3	$1,178.7
Total debt outstanding[4]	546.3	447.8
Net assets	725.8	731.2
Net asset value per share	$18.09	$18.23

	Three Months Ended December 31, 2017	Three Months Ended September 30, 2017
Total investment income	$34.2	$34.4
Net investment income after taxes	19.0	18.9
Net increase in net assets resulting from operations	12.3	18.1
Net investment income per share (basic and diluted)	0.47	0.47
Earnings per share (basic and diluted)	0.31	0.45
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended December 31, 2017, new investment commitments and fundings were $141.6 million and $126.4 million. The new investment commitments were across seven new portfolio companies and two existing portfolio companies. The Company had sales and repayments of $42.8 million, comprised of $20.0 million from the full repayment of an investment in one portfolio company, $19.1 million from partial sales and a syndication of investments in three portfolio companies and $3.7 million from scheduled amortization across various portfolio companies.

Summary of Investment Activity for the Three Months Ended December 31, 2017:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$61.0	43.1%	$4.4	10.3%
1st Lien/Last-Out Unitranche	7.4	5.2%	0.8	1.9%
2nd Lien/Senior Secured Debt	72.8	51.4%	37.6	87.8%
Unsecured Debt	0.4	0.3%	—	—%
Preferred Stock	—	—%	—	—%
Common Stock	—	—%	—	—%
Investment Funds & Vehicles (SCF)	—	—%	—	—%

Total	$141.6	100.0%	$42.8	100.0%

During the three months ended December 31, 2017, the SCF made new investment commitments and fundings of $57.8 million and $54.1 million, respectively. The new investment commitments were across three new portfolio companies and two existing portfolio companies. The SCF had sales and repayments of $52.5 million, resulting in net funded portfolio change of $1.6 million during the quarter. As of December 31, 2017, the SCF’s investment portfolio at fair value was $467.1 million. During the three months ended December 31, 2017, the weighted average yield on new investment commitments was 6.4%, matching the yield on investments repaid which was also 6.4%.5 The weighted average yield on the total investment portfolio at amortized cost increased to 7.7% from 7.3% quarter over quarter primarily driven by an increase in LIBOR. The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of December 31, 2017, the Company’s investment portfolio had an aggregate fair value of $1,258.3 million, comprised of investments in 56 portfolio companies operating across 29 different industries. The investment portfolio on a fair value basis was comprised of 89.5% secured debt investments (54.2% in first lien debt (including 21.8% in first lien/last-out unitranche debt) and 35.3% in second lien debt), 0.3% in unsecured debt, 1.0% in preferred stock, 1.9% in common stock, and 7.3% in the SCF.

Summary of Investment Portfolio as of December 31, 2017:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$407.1	32.4%
1st Lien/Last-Out Unitranche	274.0	21.8%
2nd Lien/Senior Secured Debt	444.6	35.3%
Unsecured Debt	3.9	0.3%
Preferred Stock	12.8	1.0%
Common Stock	23.8	1.9%
Senior Credit Fund (contains 96.8% 1st lien debt; 3.2% second lien debt)	92.1	7.3%

Total	$1,258.3	100.0%

As of December 31, 2017, the weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 11.2% and 11.7%, respectively, as compared to 11.0% and 11.5%, respectively, as of September 30, 2017.5 The weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 10.8% and 11.4%, respectively, as compared to 10.3% and 11.1%, respectively, as of September 30, 2017. These quarter-over-quarter increases were primarily driven by a rise in LIBOR.

On a fair value basis, the percentage of the Company’s debt investments bearing interest at a floating rate was 96.4%.6

As of December 31, 2017, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.3x versus 5.3x as of September 30, 2017. The weighted average interest coverage of interest-bearing companies in the investment portfolio was 2.3x versus 2.5x from the previous quarter. The median EBITDA of the portfolio companies was $40.1 million.7

As of December 31, 2017, investments on non-accrual status represented 0.0% and 0.1% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF returned 12.0% and 11.9% at amortized cost and fair value, respectively, over the trailing four quarters ended December 31, 2017. The SCF’s investment portfolio had an aggregate fair value of $467.1 million, comprised of investments in 34 portfolio companies operating across 18 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (94.8% in first lien debt, 2.0% in a first-out portion of a unitranche loan and 3.2% in second lien debt). All of the investments in the SCF were invested in debt bearing a floating interest rate with an interest rate floor.

As of December 31, 2017, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.5x and 2.7x, respectively. The median EBITDA of the SCF’s portfolio companies was $45.5 million. None of the SCF’s investments were on non-accrual status as of December 31, 2017.

RESULTS OF OPERATIONS

Total investment income for the three months ended December 31, 2017 and September 30, 2017 was $34.2 million and $34.4 million, respectively. The modest decrease in investment income over the quarter was primarily driven by lower prepayment related income. The $34.2 million of total investment income was comprised of $32.6 million from interest income, original issue discount accretion, payment-in-kind and dividend income, $1.4 million from other income and $0.2 million from prepayment related income.8

Total expenses before taxes for the three months ended December 31, 2017 and September 30, 2017 were $14.7 million and $15.1 million, respectively. The $0.4 million decrease in expenses was primarily driven by a decrease in incentive fees. The $14.7 million of total expenses were comprised of $5.4 million of interest and credit facility expenses, $7.8 million of management and incentive fees, and $1.5 million of other operating expenses.

Net investment income after taxes for the three months ended December 31, 2017 was $19.0 million, or $0.47 per share, compared with $18.9 million, or $0.47 per share for the three months ended September 30, 2017.

During the three months ended December 31, 2017, the Company had net realized and unrealized depreciation of $6.7 million.

Net increase in net assets resulting from operations for the three months ended December 31, 2017 was $12.3 million, or $0.31 per share.

LIQUIDITY AND CAPITAL RESOURCES

During the quarter ended December 31, 2017, the Company exercised its right under the revolving credit facility’s accordion feature and increased the size to $620.0 million. Subsequent to quarter-end, the Company upsized its revolving credit facility to $695.0 million and extended the maturity date to February 2023.

As of December 31, 2017, the Company had $546.3 million of total principal amount of debt outstanding, comprised of $431.3 million of outstanding borrowings under its revolving credit facility and $115.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 3.47% for the twelve months ended December 31, 2017. As of December 31, 2017, the Company had $188.8 million of availability under its revolving credit facility and $23.1 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.70x and 0.75x, respectively, for the three months ended December 31, 2017, as compared with 0.61x and 0.61x, respectively, for the three months ended September 30, 2017.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, February 23, 2018 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 5097383. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 1:00 pm Eastern Time on February 23 through March 23. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 5097383. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

[1]	The $0.45 per share dividend is payable on April 16, 2018 to holders of record as of March 30, 2018.
[2]	The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

[3]	The return on the SCF has been computed based on the net investment income earned from the SCF for the trailing twelve months ended December 31, 2017, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions. The SCF’s return to the Company was measured at amortized cost over the trailing four quarters.
[4]	Total debt outstanding excluding netting of debt issuance costs of $3.7 million and $3.9 million, respectively, as of December 31, 2017 and September 30, 2017.
[5]	Computed based on the (a) annual stated interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost.
[6]	The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments.
[7]	For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. The net debt to EBITDA represents the ratio of a portfolio company’s total debt (net of cash) and excluding debt subordinated to the Company’s investment in a portfolio company, to a portfolio company’s EBITDA. The interest coverage ratio represents the ratio of a portfolio company’s EBITDA as a multiple of a portfolio company’s interest expense. Weighted average net debt to EBITDA is weighted based on the fair value of the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Weighted average interest coverage is weighted based on the fair value of the Company’s performing debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Median EBITDA is based on the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. As of December 31, 2017, investments where EBITDA may not be the appropriate measure of credit risk represented 11.3% of total debt investments, including the Company’s investment in the SCF, at fair value. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.
[8]	Interest income excludes accelerated accretion of upfront loan origination fees and unamortized discounts of $0.2 million. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.
[9]	The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,053,226 and $1,055,203, respectively)	$1,050,179	$1,004,793
Non-controlled affiliated investments (cost of $109,528 and $89,715, respectively)	95,468	84,103
Controlled affiliated investments (cost of $114,911 and $77,592, respectively)	112,666	78,394
Investments in affiliated money market fund (cost of $11,539 and $1, respectively)	11,539	1
Cash	11,606	4,565
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	8,302	7,841
Dividend receivable from controlled affiliated investments	2,400	1,925
Other income receivable from controlled affiliated investments	1,308	2,212
Deferred financing costs	4,847	6,018
Deferred offering costs	275	605
Other assets	2	76

Total assets	$1,298,592	$1,190,533

Liabilities
Debt (net of debt issuance costs of $3,724 and $4,598, respectively)	$542,526	$498,152
Interest and other debt expenses payable	1,688	1,569
Management fees payable	4,647	4,406
Incentive fees payable	3,180	1,474
Distribution payable	18,059	16,349
Accrued offering costs	289	518
Directors’ fees payable	—	8
Accrued expenses and other liabilities	2,373	2,920

Total liabilities	$572,762	$525,396

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,130,665 and 36,331,662 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively)	40	36
Paid-in capital in excess of par	799,936	719,847
Accumulated net realized gain (loss)	(85,451)	(23,729)
Accumulated undistributed net investment income	32,078	25,624
Net unrealized appreciation (depreciation) on investments	(19,352)	(55,220)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$725,830	$665,137

TOTAL LIABILITIES AND NET ASSETS	$1,298,592	$1,190,533

Net asset value per share	$18.09	$18.31

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the year ended December 31, 2017	For the year ended December 31, 2016	For the year ended December 31, 2015
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$113,402	$109,568	$109,700
Dividend income	—	2,107	2,476
Other income	3,273	2,058	1,584

Total investment income from non-controlled/non-affiliated investments	116,675	113,733	113,760
From non-controlled affiliated investments:
Payment-in-kind	7,198	1,503	—
Interest income	1,861	1,026	—
Dividend income	27	46	3
Other income	25	13	—

Total investment income from non-controlled affiliated investments	9,111	2,588	3
From controlled affiliated investments:
Payment-in-kind	37	—	—
Dividend income	9,650	6,575	3,992
Other income	1,308	2,212	681

Total investment income from controlled affiliated investments	10,995	8,787	4,673

Total investment income	$136,781	$125,108	$118,436

Expenses:
Interest and other debt expenses	$19,607	$14,299	$10,705
Management fees	17,828	17,012	15,436
Incentive fees	12,775	10,422	11,786
Professional fees	2,194	2,563	2,752
Administration, custodian and transfer agent fees	824	865	974
Directors’ fees	716	1,012	623
Other expenses	1,292	1,671	1,062

Total expenses	$55,236	$47,844	$43,338

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$81,545	$77,264	$75,098

Excise tax expense	$1,552	$1,037	$518

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$79,993	$76,227	$74,580

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(63,821)	$(21,994)	$(67)
Non-controlled affiliated investments	(2,492)	—	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	47,363	(21,154)	(24,458)
Non-controlled affiliated investments	(8,448)	5,501	(2,530)
Controlled affiliated investments	(3,047)	2,072	(897)

Net realized and unrealized gains (losses)	$(30,445)	$(35,575)	$(27,952)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$49,548	$40,652	$46,628

Net investment income (loss) per share (basic and diluted)	$2.07	$2.10	$2.14
Earnings per share (basic and diluted)	$1.28	$1.12	$1.34
Weighted average shares outstanding	38,633,652	36,317,131	34,782,967

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. We believe that it is important to communicate our future expectations to our investors. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.